Exhibit 3.8(a)

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

JanOne Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A-1 Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

See Attached.

5. Effective date of filing: (optional) 10/01/2020

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

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AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF THE PREFERENCES, RIGHTS, AND LIMITATIONS

OF THE

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

JANONE INC.

The undersigned, the Chief Executive Officer of JanOne Inc., a Nevada corporation (“JanOne”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of JanOne by the Articles of Incorporation of JanOne, and in accordance with the provisions of Section 8 of that certain Certificate of Designation of the Preferences, Rights, and Limitations of the Series A-1 Convertible Preferred Stock of JanOne, the following resolution that amends and restates such certificate was duly adopted on October 1, 2020, as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of JanOne by provisions of the Articles of Incorporation of JanOne (the “Articles of Incorporation”), and in accordance with the provisions of Section 8 of that certain Certificate of Designation of the Preferences, Rights, and Limitations of the Series A-1 Convertible Preferred Stock of JanOne (the “Original A-1 Certificate”), the attributes of the previously created and currently issued and outstanding shares of JanOne’s Series A-1 Convertible Preferred Stock, par value $0.001 per share, consisting of Two Hundred Fifty-nine Thousand Seven Hundred Twenty-nine (259,729) shares thereof, shall have the following amended and restated designations, powers, preferences, and relative and other special rights and the following amended and restated qualifications, limitations, and restrictions:

Section 1.       Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Original A-1 Certificate” means that certain Certificate of Designation of the Preferences, Rights, and Limitations of the Series A-1 Convertible Preferred Stock of JanOne, as filed with the Secretary of State of the State of Nevada on June 21, 2019.

“Business Day” means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

“Amended and Restated A-1 Certificate” means this Amended and Restated Certificate of Designation of the Preferences, Rights, and Limitations of Series A-1 Convertible Preferred Stock.

“Conversion Date” shall mean the date on which a share or shares of the Series A-1 Convertible Preferred Stock is converted pursuant to the terms of this Amended and Restated A-1 Certificate.

“Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise (other than dividends on GeoTraq Common Stock payable in GeoTraq Common Stock), or the purchase or redemption of shares of GeoTraq for cash or property.

“GeoTraq Inc.” shall mean GeoTraq Inc., a Nevada corporation and wholly-owned subsidiary of JanOne.

“GeoTraq Common Stock” shall mean the 100 shares of GeoTraq’s class of common stock, $0.0001 par value per share that are issued and outstanding as of the date that this Amended and Restated A-1 Certificate is filed with the Secretary of State of the State of Nevada into which the shares of Series A-1 Convertible Preferred Stock may be converted.

“Holder” shall mean the person or entity in which the Series A-1 Convertible Series A-1 Convertible Preferred Stock is registered on the books of JanOne, which shall initially be the person or entity that subscribes for the Series A-1 Convertible Preferred Stock, and shall thereafter be the permitted and legal assigns of which JanOne is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to JanOne.

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“Holders” shall mean all Holders of the Series A-1 Convertible Preferred Stock.

“JanOne” shall have the meaning ascribed in the initial paragraph hereof.

“JanOne Common Stock” shall mean the shares of JanOne’s class of common stock, $0.001 par value per share.

“Original Issue Date” shall mean the date upon which the shares of Series A-1 Convertible Preferred Stock are first issued in exchange for the shares of Series A Convertible Preferred Stock.

“Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

“Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock designated by JanOne pursuant to the Articles of Incorporation filed with the Office of the Secretary of State of the State of Nevada.

Section 2.       Designation; Amount; and Par Value. The series of Series A-1 preferred stock shall be designated as JanOne’s Series A-1 Convertible Preferred Stock (the “Series A-1 Convertible Preferred Stock”) and the number of shares so designated shall be up to Two Hundred Fifty-nine Thousand Seven Hundred and Twenty-nine (259,729) shares (which shall not be subject to increase without the written consent of all of the holders of a majority of the then-issued and outstanding Series A-1 Convertible Preferred Stock (each, a “Holder”; and, collectively, the “Holders”)). Each share of Series A-1 Convertible Preferred Stock shall have a par value of $0.001 per share (the “Stated Value”).

Section 3.       Reserved.

Section 4.       Voting Rights. The Holder of each share of Series A-1 Convertible Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A-1 Convertible Preferred Stock held by such holder and (b) 17. Such voting calculation is hereby authorized by JanOne and JanOne acknowledges such calculation may result in the total number of possible votes cast by the Series A-1 Convertible Preferred Stock Holders and all other classes of JanOne’s GeoTraq Common Stock in any given voting matter exceeding the total aggregate number of shares that this Company shall have authority to issue. With respect to any stockholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of JanOne Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Company, and shall be entitled to vote, together with holders of JanOne Common Stock, with respect to any question upon which holders of JanOne Common Stock have the right to vote. The holders of Series A-1 Convertible Preferred Stock shall vote together with all other classes and series of common and preferred stock of JanOne as a single class on all actions to be taken by the JanOne Common Stock stockholders of JanOne, except to the extent that voting as a separate class or series is required by law. Nevertheless, if JanOne shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of JanOne Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation, or other business combination in which JanOne is the continuing entity (any such corporate event, a “Section 4 Event”), then in each instance the voting rights set forth herein shall be adjusted such that the number “17” (as set forth in the first sentence of this Section 4) shall be adjusted to equal the number of votes of JanOne Common Stock that would otherwise be voted but for such Section 4 Event.

Section 5.       No Liquidation Preference. Immediately prior to the occurrence of any liquidation, dissolution, or winding up of JanOne, whether voluntary of involuntary, all shares of Series A-1 Convertible Preferred Stock shall automatically convert into shares of GeoTraq Common Stock based upon the thenapplicable Conversion Ratio and but shall not participate in any liquidation proceeds in any manner.

Section 6.       Conversion. The Series A-1 Convertible Preferred Stock shall not be convertible into shares of JanOne Common Stock or any other debt or equity securities of JanOne. Further, the Series A-1 Convertible Preferred Stock shall not be convertible into shares GeoTraq Common Stock and have no other conversion rights except as specifically set forth below:

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a)      Conversion. The “Conversion Ratio” per share of the Series A-1 Convertible Preferred Stock in connection with any Conversion shall be at a ratio of 458.3453:1, meaning every four hundred fifty-eight and 3,453/10,000ths (458.3453) shares of Series A-1 Convertible Preferred Stock, if and when converted into shares of GeoTraq Common Stock, shall convert into one (1) share of GeoTraq Common Stock (the “Conversion”). Each Holder shall have the right, exercisa8ble at any time and from time to time (unless otherwise prohibited by law, rule, or regulation, or as restricted below), to convert any or all of such Holder’s shares of Series A-1 Convertible Preferred Stock into shares of GeoTraq Common Stock at the Conversion Ratio.

b)     Taxes. JanOne shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of GeoTraq Common Stock upon conversion in a name other than that in which the shares of the Series A-1 Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to JanOne the amount of any such tax, or has established, to the satisfaction of JanOne, that such tax has been paid. JanOne shall withhold from any payment due whatsoever in connection with the Series A-1 Convertible Preferred Stock any and all required withholdings and/or taxes JanOne, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to JanOne in its sole determination, that such withholdings and/or taxes are not required to be withheld by JanOne.

c)      Stock Dividends, Splits, and Reclassifications. If JanOne shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of JanOne Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation, or other business combination in which JanOne is the continuing entity, then in no such instance shall the Conversion Ratio be changed; however, if GeoTraq shall (Y) declare a dividend or other distribution payable in securities or (Z) split its outstanding shares of GeoTraq Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation, or other business combination in which GeoTraq is the continuing entity (any such corporate event, a “Section 6(c)Event”), then in each instance the Conversion Ratio shall be adjusted such that the number of shares issued upon conversion of one share of Series A-1 Convertible Preferred Stock will equal the number of shares of GeoTraq Common Stock that would otherwise be issued but for such Section 6(c) Event.

d)     Fractional Shares. If any Conversion of Series A-1 Convertible Preferred Stock would result in the issuance of a fractional share of GeoTraq Common Stock (aggregating all shares of Series A-1 Convertible Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of GeoTraq Common Stock.

e)      Reservation of Stock Issuable Upon Conversion. JanOne shall at all times cause GeoTraq to reserve and keep available out of its authorized but unissued shares of GeoTraq Common Stock solely for the purpose of effecting the conversion of the shares of the Series A-1 Convertible Preferred Stock, such number of its shares of GeoTraq Common Stock as shall from time to time be sufficient to effect the conversion of all thenoutstanding shares of the Series A-1 Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of GeoTraq Common Stock shall not be sufficient to effect the conversion of all thenoutstanding shares of the Series A-1 Convertible Preferred Stock, JanOne will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of GeoTraq Common Stock to such number of shares as shall be sufficient for such purpose.

f)      Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series A-1 Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of GeoTraq’s assets or notices from JanOne or GeoTraq, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of GeoTraq Common Stock into which such shares of the Series A-1 Convertible Preferred Stock have been converted.

Section 7.       Redemption. The Series A-1 Convertible Preferred Stock shall have no redemption rights by JanOne, GeoTraq, or any other entity.

Section 8.       Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A-1 Convertible Preferred Stock are outstanding, as a legal party in interest, JanOne, through action directly initiated by JanOne’s Board of Directors or indirectly initiated by JanOne’s Board of Directors through judicial action or process, including any action by the stockholders of JanOne Common Stock or GeoTraq Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, take any of the following actions without first obtaining the affirmative approval of a majority of the Holders:

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a)      Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A-1 Convertible Preferred Stock;

b)     Increase or decrease (other than by redemption or conversion) the total number of authorized or issued and outstanding shares of GeoTraq Common Stock;

c)      Effect an exchange, reclassification, or cancellation of all or a part of the Series A-1 Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the JanOne Common Stock, Series A-1 Convertible Preferred Stock, of GeoTraq Common Stock;

d)     Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares into shares of Series A-1 Convertible Preferred Stock;

e)      Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares into shares of GeoTraq Common Stock; or

f)      Alter or change the rights, preferences, or privileges of the shares of Series A-1 Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Amended and Restated A-1 Certificate; provided, however, that JanOne may, by any means authorized by law and without any vote of the Holders of shares of Series A-1 Convertible Preferred Stock, make technical, corrective, administrative, or similar changes in this Amended and Restated A-1 Certificate that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series A-1 Convertible Preferred Stock.

Section 9.       Preemptive Rights. Holders of Series A-1 Convertible Preferred Stock and holders of JanOne Common Stock shall not be entitled to any preemptive, subscription, or similar rights in respect of any securities of JanOne or GeoTraq, except as specifically set forth herein or in any other document agreed to by JanOne.

Section 10.       Reports. JanOne shall mail to all holders of Series A-1 Convertible Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of JanOne Common Stock.

Section 11.       Notices. In addition to any other means of notice provided by law or in JanOne’s Bylaws, any notice required by the provisions of this Amended and Restated A-1 Certificate to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested, and addressed to each Holder of record at such Holder’s address appearing on the books of JanOne.

Section 12.       Miscellaneous.

a)       The headings of the various sections and subsections of this Amended and Restated A-1 Certificate are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Amended and Restated A-1 Certificate.

b)     Whenever possible, each provision of this Amended and Restated A-1 Certificate shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Amended and Restated A-1 Certificate. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Amended and Restated A-1 Certificate would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

c)      JanOne will provide to the Holders of the Series A-1 Convertible Preferred Stock all communications sent by JanOne to the holders of JanOne Common Stock and GeoTraq Common Stock.

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d)     Except as may otherwise be required by law, the shares of the Series A-1 Convertible Preferred Stock shall not have any powers, designations, preferences, or other special rights, other than those specifically set forth in this Amended and Restated A-1 Certificate.

e)      Shares of the Series A-1 Convertible Preferred Stock converted into GeoTraq Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of JanOne undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of JanOne be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of JanOne.

f)      Notwithstanding the above, terms and conditions of this Amended and Restated A-1 Certificate and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification, or other similar event involving shares of the Series A-1 Convertible Preferred Stock (each, a “Triggering Event”). Such adjustments shall be made in mathematical proportion to such stock split, stock dividend, combination, reclassification, or other similar event, promptly upon the occurrence of such Triggering Event without the requirement of any further action of, or resolution to be duly adopted by, the Board of Directors. Upon the occurrence of any such Triggering Event adjustment, JanOne shall promptly deliver or shall cause GeoTraq to deliver, as appropriate, to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof.

g)     With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, windingup, or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

[Remainder of the page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amended and Restated A-1 Certificate and does affirm the foregoing as true this 1st day of October, 2020.

JANONE INC.

By: /s/ Tony Issac
Tony Isaac, Chief Executive Officer

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